Exhibit 99.3

BILL FISHER JOINS GAP INC. BOARD OF DIRECTORS

San Francisco – November 17, 2009 – Gap Inc. (NYSE:GPS) today announced that Bill Fisher, son of the company founders Doris and Don Fisher and former 15-year veteran of the company, was elected to serve on the Board of Directors, effective immediately. Mr. Fisher was named by the Board to fill the seat previously held by his father, Don, who passed away in September.

Since the company went public in 1976, at least two members of the Fisher family have served on the Board of Directors. Bill joins the Board alongside his brother, Bob, who has served on the Board since 1990. Their mother, Doris, is an honorary lifetime director.

“We’re thrilled that Bill Fisher is re-joining our company as a member of the Board of Directors,” said Glenn Murphy, Chairman and Chief Executive Officer of Gap Inc. “Bill helped establish our International division during his time with the company, and he’ll bring both his extensive global experience and business acumen to contribute on a number of fronts. All of us on the Board benefit from the experience and perspective that Doris, Bob and Bill bring to our discussions.”

Mr. Fisher worked in various operating roles at the company, starting as a Banana Republic store manager in 1984. After four years with Banana Republic, he joined Gap brand, where he started and built the International Division, including operations in Canada, France, the United Kingdom and Japan. In 1998, he decided to leave the company and founded private equity fund Manzanita Capital. Today, he continues to guide Manzanita and works with several non-profit organizations in San Francisco.

“I believe I am joining when there is a great chapter ahead for Gap,” said Bill Fisher. “I hope to contribute to the future growth of the company and support our shareholders’ interests.”

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

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